December 1, 2021

Dear Member,

FHLBank Boston is changing our Capital Plan to simplify how your stock ownership is calculated and modernize the way in which we will communicate Capital Plan notifications. Please see below for more information highlighting key changes:

Membership Stock Investment Requirement (MSIR)

Effective December 31, 2021, MSIR will be calculated annually based on each member’s total assets as of December 31 of the previous year as reported in their respective statutory or regulatory filings and statements. For insurance company members, the MSIR calculation of total assets will exclude any separate account, segregated account, and protected account assets. The initial setting for the new MSIR will be calculated and communicated by April 30, 2022. The new MSIR will be 0.05% of total assets, subject to a minimum MSIR of $10,000 and a maximum MSIR of $5,000,000 per member. Currently, MSIR is calculated as 0.20% of the Membership Stock Investment Base, which is a summation of assets in a member’s call report, subject to a minimum of $10,000 and a maximum of $10,000,000 per member.

Dissolution or Liquidation of Member

In the event of a dissolution or liquidation of a member, the new Capital Plan makes clear that FHLBank Boston’s board of directors may terminate an institution’s membership which would reduce that institution’s MSIR to zero.

Activity-Based Stock Investment Requirements (ABSIR) for Letters of Credit

The permitted range of the ABSIR for letters of credit (LOCs), which is a percentage of the aggregate principal amount of LOCs issued on behalf of a member, will be changed to a minimum of 0.10% and a maximum of 3.00% from the current minimum of 0.25% and maximum of 3.00%. However, please note that the Bank’s current requirement for LOCs will remain at 0.25%. There are no further changes to ABSIR calculations.

Notification Methods

The Bank may elect to use email, fax, Online Banking, or the mailing of physical letters to your business address to transmit notifications going forward.

Our current Capital Plan and this new Capital Plan that will be in effect on December 31, 2021 are available for review in their entirety on the Investor Relations page of our website (fhlbboston.com). If you have any questions regarding these or other Capital Plan changes, please contact your relationship manager.

We thank you for your support and appreciate your business.

Sincerely,

Frank Nitkiewicz
Executive Vice President, Chief Financial Officer
FHLBank Boston